Exhibit 99

Media Contacts:	Investor Contacts:
Susannah Budington	Claudine Prowse, Ph.D.
Director, Corporate Public Relations	Executive Director, Investor Relations
301-545-1062	301-315-1785

Jerry Parrott	Peter Vozzo
Vice President, Corporate Communications	Senior Director, Investor Relations
301-315-2777	301-251-6003
HUMAN GENOME SCIENCES ANNOUNCES SECOND QUARTER 2011 FINANCIAL RESULTS AND KEY DEVELOPMENTS
•	BENLYSTA® U.S. launch progressing well

•	European Commission approval of BENLYSTA received July 13, 2011

•	Health Canada approval of BENLYSTA received July 6, 2011
ROCKVILLE, Maryland — July 21, 2011 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter ended June 30, 2011, and provided highlights of recent key developments.
“We are making good progress with the U.S. launch of BENLYSTA, and the HGS and GSK teams are working closely together to ensure that patients with systemic lupus who need BENLYSTA will have access to it,” said H. Thomas Watkins, President and Chief Executive Officer. “We are also very pleased to have received approvals to market BENLYSTA in Europe and Canada, and we look forward to working with GSK to make BENLYSTA available on a global basis.”

FINANCIAL RESULTS
HGS reported revenues for the quarter ended June 30, 2011 of $24.9 million, compared with revenues of $38.8 million for the same period in 2010. Revenues primarily included $12.9 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile, $7.8 million recognized from sales of BENLYSTA (excluding $1.2 million in deferred revenue for BENLYSTA shipped to distributors, but not yet delivered to healthcare providers), and $3.5 million recognized from manufacturing and development services other than raxibacumab. The decrease in revenues reflected $19.1 million in upfront and milestone payments recognized from the ZALBIN™ agreement with Novartis in the quarter ended June 30, 2010.
The Company reported a net loss for the second quarter of 2011 of $80.7 million ($0.42 per share), compared with a net loss of $56.9 million ($0.30 per share) for the second quarter of 2010. The increased net loss for the current quarter, compared with the same quarter last year, is primarily due to lower revenue recognized in 2011, resulting from the upfront and milestone payments related to the ZALBIN agreement with Novartis, increased cost of product sales and increased selling, general and administrative expenses related to the commercialization of BENLYSTA, partially offset by higher product revenue and lower research and development expenses.
For the first six months of 2011, HGS reported revenues of $51.4 million, compared with revenues of $85.3 million for the same period of the previous year. Revenues primarily included $26.9 million recognized from sales and deliveries of raxibacumab to the U.S. Strategic National Stockpile, $14.9 million recognized from manufacturing and development services other than raxibacumab, and $7.9 million recognized from sales of BENLYSTA. The decrease in revenues reflected $46.7 million recognized from the ZALBIN agreement with Novartis in the six months ended June 30, 2010.
The Company reported a net loss of $211.7 million ($1.12 per share) for the six months ended June 30, 2011, compared with a net loss of $104.7 million ($0.56 per share) for the same period of the previous year. The net loss for the current six months, compared with the same period last year, is primarily due to lower revenue recognized in 2011 from research and development collaborative agreements and a $50.0 million upfront license fee paid by HGS to FivePrime Therapeutics, Inc., in the first quarter of 2011, when the companies entered into a collaboration to develop and commercialize HGS1036 (formerly FP-1039) for multiple cancers.
As of June 30, 2011, cash and investments totaled $703.3 million, of which $623.3 million was unrestricted and available for operations. This compares with cash and investments totaling $933.4 million as of December 31, 2010, of which $853.9 million was unrestricted and available for operations.

“We are pleased to report our first full quarter of BENLYSTA sales,” said David P. Southwell, Executive Vice President and Chief Financial Officer. “The support of BENLYSTA’s global commercial launch and its further product development remain our top financial priority.”
HIGHLIGHTS OF RECENT PROGRESS
BENLYSTA®: U.S. Launch Progressing Well; Approvals Received in Europe and Canada
The FDA approved BENLYSTA for marketing in the U.S. on March 9, 2011, and it became available in distribution channels two weeks later. In this first full quarter on the market, BENLYSTA net sales for the second quarter totaled $7.8 million; this does not include $1.2 million in additional factory sales of BENLYSTA, shipped to distributors but not yet delivered to healthcare providers, and accounted for as deferred revenue. BENLYSTA average weekly net sales for the last four shipping weeks of June were $1,050,000, compared with $630,000 and $270,000 for the preceding four-week periods, respectively.
On July 13, 2011, the European Commission granted marketing authorization for BENLYSTA as an add-on therapy in adult patients with active autoantibody-positive systemic lupus erythematosus, with a high degree of disease activity (e.g., positive anti-dsDNA and low complement) despite standard therapy. In addition, Health Canada granted regulatory approval for BENLYSTA on July 6, and it is expected that BENLYSTA will be available to patients in Canada in September 2011.
Additional regulatory applications for BENLYSTA have been submitted and are currently under review in Australia, Brazil, Colombia, Israel, The Philippines, Russia, Singapore, Switzerland and Taiwan.
CONFERENCE CALL
HGS management will hold a conference call to discuss this announcement today at 4:30 PM Eastern. Investors may listen to the call by dialing 877-718-5111 or 719-325-4782, passcode 8420907, five to 10 minutes before the start of the call. A replay of the conference call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-203-1112 or 719-457-0820, confirmation code 8420907. Today’s conference call also will be webcast and can be accessed at www.hgsi.com. It is recommended that investors interested in listening to the live webcast log on before the start of the call to download any software required. Both the audio replay and the archive of the conference call webcast will remain available for several days.

ABOUT HUMAN GENOME SCIENCES
Human Genome Sciences exists to place new therapies into the hands of those battling serious disease.
For more information about HGS, please visit the Company’s web site at www.hgsi.com. Health professionals and patients interested in clinical trials of HGS products may inquire via e-mail to medinfo@hgsi.com or by calling HGS at (877) 822-8472.
HGS, Human Genome Sciences and BENLYSTA are trademarks of Human Genome Sciences, Inc. Other trademarks referenced are the property of their respective owners.
SAFE HARBOR STATEMENT
This announcement includes statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include those regarding our expectations for BENLYSTA. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this announcement, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

Some important factors that could cause our actual results to differ from our expectations in these forward-looking statements include: our lack of commercial experience and dependence on the sales growth of BENLYSTA; the occurrence of adverse safety events with our products; changes in the availability of reimbursement for BENLYSTA; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our pipeline products; substantial competition in our industry, including from branded and generic products; the highly regulated nature of our business; uncertainty regarding our intellectual property rights and those of others; the ability to manufacture at appropriate scale, and in compliance with regulatory requirements, to meet market demand for our products; our substantial indebtedness and lease obligations; our dependence on collaborations over which we may not always have full control; the impact of our acquisitions and strategic transactions; changes in the health care industry in the U.S. and other countries, including government laws and regulations relating to sales and promotion, reimbursement and pricing generally; significant litigation adverse to the Company, including product liability and patent infringement claims; and increased scrutiny of the health care industry by government agencies and state attorneys general resulting in investigations and prosecutions.
The foregoing list sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands, except share and per share amounts)
Revenue:
Product sales	$20,644	$13,120	$34,754	$26,668
Manufacturing and development services	4,000	5,380	16,264	9,500
Research and development collaborative agreements	214	20,292	412	49,138

Total revenue	24,858	38,792	51,430	85,306

Costs and expenses:
Cost of product sales	11,609	7,527	21,608	15,095
Cost of manufacturing and development services	6,741	3,112	18,340	4,025
Research and development expenses	33,403	51,390	117,887	108,861
Selling, general and administrative expenses	39,436	23,755	74,557	42,092
Commercial collaboration expenses	2,163	—	5,248	—
Facility-related exit credits	—	—	(1,717)	—

Total costs and expenses (a)	93,352	85,784	235,923	170,073

Income (loss) from operations	(68,494)	(46,992)	(184,493)	(84,767)
Investment income	2,922	5,087	6,174	9,703
Interest expense	(15,452)	(14,794)	(30,728)	(29,460)
Other income (expense)	364	(164)	(2,608)	(217)

Income (loss) before taxes	(80,660)	(56,863)	(211,655)	(104,741)
Provision for income taxes	—	—	—	—

Net income (loss)	$(80,660)	$(56,863)	$(211,655)	$(104,741)

Basic and diluted net income (loss) per share	$(0.42)	$(0.30)	$(1.12)	$(0.56)

Weighted average shares outstanding, basic and diluted	190,276,862	187,677,541	189,680,061	186,909,903

(a)	Includes stock-based compensation expense of $8,437 ($0.04 per basic and diluted share) and $6,975 ($0.04 per basic and diluted share) for the three months ended June 30, 2011 and 2010, respectively. Includes stock-based compensation expense of $15,050 ($0.08 per basic and diluted share) and $10,819 ($0.06 per basic and diluted share) for the six months ended June 30, 2011 and 2010, respectively.

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30, 2011	December 31, 2010
	(in thousands)
Cash, cash equivalents and investments (b)	$703,319	$933,382
Total assets (b)	1,148,453	1,315,029
Convertible subordinated debt (c)	384,175	372,851
Lease financing	251,392	250,516
Total stockholders’ equity	405,451	585,763

(b)	Includes $80,044 and $79,510 in restricted investments at June 30, 2011 and December 31, 2010, respectively.

(c)	Convertible subordinated debt is net of unamortized debt discount of $18,663 and $30,989 as of June 30, 2011 and December 31, 2010, respectively. Convertible subordinated debt at face value is $402,838 and $403,840 as of June 30, 2011 and December 31, 2010, respectively.
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